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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 8, 2001

Press Contact:
Stephen Giusto
Chief Financial Officer
(714) 430-6500
steve.giusto@resources-us.com

Resources Connection, Inc. Announces An Amendment To Its Registration Statement

Costa Mesa, Calif., August 8, 2001 -- Resources Connection, Inc. (NASDAQ: RECN), an international professional services firm that provides accounting and finance, human capital and information technology services on a project basis, today announces an amendment to the Registration Statement on Form S-1 recently filed in connection with a secondary offering of approximately 3.5 million shares of the company's stock principally by Evercore Capital Partners L.P. and its affiliated entities. The amendment will add the following disclosure to the prospectus.

"We believe the analysts' revenue projections for the first quarter of fiscal 2002 range from $48.1 million to $50.0 million. We estimate that revenue for the first nine weeks of the first quarter of fiscal 2002 (which quarter will contain 13 weeks) will be approximately $34.2 million. This compares to revenue in the first nine weeks of fiscal 2001 of $26.4 million. Historically, our August revenue has increased from July levels, but if a similar trend does not occur in the current August period due to softness in the general economy or otherwise, we may slightly miss the low end of analysts' revenue and/or earnings per share projections for the current quarter. We continue to have confidence in the future of the company. Accordingly, we have made investments in opening a new office in the United Kingdom and hiring new senior directors for our Hong Kong and Toronto practices, which are not expected to contribute to revenue for several months."

The amendment also indicates that Donald B. Murray, the company's chairman and Chief Executive Officer, will not participate in the offering.

Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital and information technology services on a project basis. Headquartered in Costa Mesa, California, the company operates from 41 domestic offices and four international offices. More information about the company is available at http://www.resourcesconnection.com/.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form S-1, as amended, (File No. 333-65272) and Form 10-K for the fiscal year ended May 31, 2001 (File No. 0-32113). Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.